VIEW SYSTEMS INC.

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

(410) 242-8439

August 12, 2014

THE UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Mail Stop 7010 100 F Street, NE
Washington, DC 20549

Attn:	Larry Spirgel, Assistant Director
Emily Drazan, Staff Attorney
Kathleen Krebs, Special Counsel

Re:	View Systems, Inc. (the "Company")
Registration Statement on Form S-1
File No. 333-194222

Please be advised that the Company makes the following representations with regards to its request for acceleration of the effective date of its registration statement on Form S-1:

1. There have been no material trends or transactions subsequent to its financial statements for three month period ended March 31, 2014.

2. The Company will timely file its Quarterly Report on Form 10-Q together with its financial statements for the six month period ended June 30, 2014, which shall be no later than 5:30 EST August 14, 2014.

Thank you for your assistance.

Very truly yours,

VIEW SYSTEMS INC.

/s/ Gunther Than

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Gunther Than

President/Chief Executive Officer